GOL Equity Finance Societe anonyme 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg R.C.S. Luxembourg: B 224920 [STATUTS COORDONNESAU_05decembre 2018 CHAPTER I. FORM, CORPORATE NAME, REGISTERED OFFICE, OBJECT, DURATION Article 1. Form, Corporate Name There is hereby established among the subscriber(s) and all those who may become owners of the shares hereafter issued, a company in the form of a public limited liability company (societe anonyme) (the "Company") which will be governed by the laws of the Grand Duchy of Luxembourg, notably the Act of 10 August 1915 on commercial companies, as amended (the "Act"), by article 1832 of the Civil Code, as amended, and by the present articles of incorporation (the "Articles"). The Company exists under the name of "GOL Equity Finance". Article 2. Registered Office The Company has its registered office in the City of Luxembourg. The Director or, as the case may be, the Board of Directors is authorised to transfer the Company's registered office to another location within the Grand Duchy of Luxembourg and to amend this article accordingly. Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Director or, as the case may be, the Board ofDirectors. In the event that in the view of the Director or, as the case may be, the Board of Directors, extraordinary political, economic or social developments occur or are imminent which would interfere with the normal activities of the Company at its registered office or with the ease of communications with the said office or between the said office and persons abroad, it may temporarily transfer the registered office abroad, until the end of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg. Article 3. Corporate Object The object of the Company is the direct and indirect acquisition and holding of participating interests, in any form whatsoever, in Luxembourg and/or in foreign undertakings, as well as the administration, development and management of such interests. This includes but is not limited to, investment in, acquirement of, disposal of, granting or issuing of preferred equity certificates, whether convertible into shares or not, loans, guarantees, bonds, notes debentures and any other debt instruments, shares, warrants and any other equity instruments or rights, including, but not limited to, shares of capital stock, limited partnership interests, limited liability company interests, preferred stock, convertible securities and swaps, and any combination of the foregoing, in each case whether readily marketable or not, and obligations (including but not limited to synthetic securities obligations) in any type of company, entity or other legal person. The Company may grant pledges, guarantees, liens, mortgages and any other form of securities as well as any form of indemnities, to Luxembourg or foreign entities, in respect of its own obligations and debts. The Company may also provide assistance in any form (including but not limited to the granting of 1 Registre de Commerce et des Societes Numero RCS : B224920 Reference de depot : L190040363 Depose et enregistre le 11/03/2019

Exhibit T3A.2 - Statuts Coordonnes of GOL Equity Finance, dated December 5, 2018 advances, loans, money deposits and credits as well as the providing of pledges, guarantees, liens, mortgages and any other form of securities, in any kind of form) to the Company's subsidiaries. On a more occasional basis, the Company may provide the same kind of assistance to undertakings which are part of the same group of companies which the Company belongs to or to third parties, provided that doing so falls within the Company's best interest and does not trigger any license requirements. In general the Company may carry out any commercial, industrial or financial operation and engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the accomplishment and development of the foregoing. Notwithstanding the above, the Company shall not enter into any transaction which would cause it to be engaged in any activity which would be considered as a regulated activity or that would require the Company to have any other license. Article 4. Duration The Company is formed for an unlimited duration. CHAPTER II. SHARE CAPITAL, SHARES Article 5. Share Capital The subscribed share capital of the Company is set at thirty seven thousand two hundred twenty seven United States dollars (USD 37,227) divided into thirty seven thousand two hundred twenty seven (37,227) registered shares with a nominal value of one United States dollar (USD 1) each. In addition to the share capital, a premium account may be set up into which any premium paid on any share in addition to the par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the legal reserve. Article 6. Shares All the shares will be and remain in registered form. A register of shares will be kept at the registered office of the Company, where it will be available for inspection by any shareholder. This register shall contain all of the information required by Article 430-3 of the Act. Each shareholder will notify to the Company by registered letter any change of address. The Company will be entitled to rely on the last address so communicated. Ownership of registered shares will result from the recordings in the said register. Transfers of shares shall be carried out by record in the register of shares, dated and signed by the transferor and transferee, or by any duly authorised representatives of them or of the Company. Shareholders may request the Company to issue and deliver certificates setting out their respective holdings of shares which certificate shall be signed by the sole Director or, if the Company is managed by a Board ofDirectors, by two Directors. Each share is indivisible as far as the Company is concerned. Co-owners of shares must be represented towards the Company by a common representative, whether appointed amongst them or not. The Company has the right to suspend the exercise of all rights attached to the relevant share until that common representative has been appointed. Article 7. Payment of Shares Payments on shares not fully paid up at the time of subscription must be made at the time and upon the conditions which the Director or, as the case may be, the Board of Directors shall from time to 2 time determine in compliance with the Act. Any amount called up on shares will be charged equally on all outstanding shares which are not fully paid up. Article 8. Increase and Reduction of the Share Capital The subscribed share capital of the Company may be increased or reduced once or several times by a resolution of the sole shareholder or, as the case may be, the general meeting of shareholders voting with the quorum and majority rules set by these Articles or, as the case may be, by the Act for any amendment of these Articles. New shares to be subscribed for by contribution in cash will be offered in preference to the existing shareholders, proportionally to the part of the capital held by those shareholders. The Board of Directors shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than thirty days. Notwithstanding the above, the sole shareholder or, as the case may be, the general meeting, voting with the quoruin and majority rules required for any amendment of the Articles, may limit or withdraw the preferential subscription right or authorise the Director or, as the case may be, the Board ofDirectors to do so in compliance with the Act. Article 9. Acquisition of Own Shares The Company may acquire its own shares. The acquisition and holding of its own shares will be in compliance with the Act. CHAPTER III. DIRECTORS, BOARD OF DIRECTORS, STATUTORY AUDITORS Article 10. Board of Directors In the event the Company is composed of a single shareholder, the latter may appoint one sole Director (the "Director"). A single shareholder may however also appoint a board of directors (the "Board of Directors") composed of at least three members, if it so chooses. When the Company is composed of several shareholders, it must be managed by a Board of Directors composed of at least three members who need not be shareholders. The Director(s) shall be appointed by the sole shareholder or, as the case may be, by the general meeting of shareholders, which will determine their number, their remuneration and the duration of their mandate which shall not exceed six years. The Directors will hold office until their successors are elected. They may be re-elected at the end of their term and they may be removed at any time, with or without cause, by a resolution of the sole shareholder or, as the case may be, of the general meeting of shareholders. The sole shareholder or, as the case may be, the general meeting of shareholders may decide to qualify the appointed Directors as Class A Directors and Class B Directors. If a corporate entity is appointed as Director, it must designate an individual to exercise its functions and to act in the name and on the behalf of the corporate entity. In the event of a vacancy on the Board of Directors, if applicable, the remaining Director(s) may meet and may elect a director to fill such vacancy on a provisional basis until the next meeting of shareholders. Even after the term of their mandate, the Director(s) shall not disclose Company information which may be detrimental to the Company's interests - except when such a disclosure is mandatory by law or is in the public interest. Article 11. Meetings of the Board of Directors If the Company is composed of one sole Director, the latter will exercise the power granted by the Act to the Board ofDirectors. 3

The Board of Directors will appoint a chairman (the "**Chairman**") from among its members. It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholder(s).

The Board of Directors will meet upon notice given by the Chairman. A meeting of the Board of Directors must be convened if any two Directors so require.

The Chairman will preside at all meetings of the Board of Directors. In her/his absence the Board of Directors may appoint another Director as chairman pro tempore by vote of the majority present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours' written notice of board meetings shall be given. Any such notice shall specify the place, the date, time and agenda of the meeting.

The notice may be waived by unanimous written consent by all the Directors at the meeting or otherwise. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

Every board meeting shall be held in Luxembourg or at such other place indicated in the notice.

Any Director may act at any meeting of the Board of Directors by appointing in writing another Director as her/his representative.

A quorum of the Board of Directors shall be the presence or the representation of a majority of the Directors holding office.

Decisions will be taken by a majority of the votes of the Directors present or represented at the relevant meeting. Each Director has one vote. In case of a tied vote, the Chairman has a casting vote.

One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling several persons participating therein to simultaneously communicate with each other. Such methods of participation are to be considered equivalent to a physical presence at the meeting.

A written decision passed by circular means and transmitted by cable, facsimile or any other similar means of communication, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

Article 12. Minutes of Meetings of the Board of Directors

The minutes of the meeting of the Board of Directors or, as the case may be, of the written decisions of the sole Director, shall be drawn up and signed by all Directors present at the meeting or, as the case may be, by the sole Director. Any proxies will remain attached thereto.

Copies or extracts thereof shall be certified by the sole Director or, as the case may be, by the Chairman of the Board of Directors or by any two Directors.

Article 13. General Powers of the Board of Directors

The Director or, as the case may be, the Board of Directors is vested with the broadest powers to act on behalf of the Company and to perform or authorise all acts of administrative or disposal nature, necessary or useful for accomplishing the Company's object. All powers not expressly reserved by the Act to the sole shareholder or, as the case may be, to the general meeting of shareholders, fall within the competence of the Director or, as the case may be, the Board of Directors.

Article 14. Delegation of Powers

The Director or, as the case may be, the Board of Directors, may delegate its powers to conduct the

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daily management and affairs of the Company and the representation of the Company for such daily management and affairs to any member or members of the Board of Directors or to any other person, who need not be a Director or a shareholder of the Company, acting either alone or jointly, under such terms and with such powers as the Director or, as the case may be, the Board of Directors shall determine. When the Company is managed by a Board of Directors, the delegation of the daily management to a member of the Board of Directors entails the obligation for the Board of Directors to report each year to the ordinary general meeting of shareholders on the salary, fees and any advantages granted to the delegate. The Director or, as the case may be, the Board of Directors may also confer certain powers and/or special mandates to any member or members of the Board of Directors or to any other person, who need not be a Director or a Shareholder of the Company, acting either alone or jointly, under such terms and with such powers as the Director or, as the case may be, the Board of Directors shall determine. The Director, or, as the case may be, the Board of Directors may also appoint one or more advisory committees and determine their composition and purpose. Article 15. Representation of the Company In case only one Director has been appointed, the Company will be bound toward third parties by the sole signature of that Director as well as by the joint signatures or single signature of any person(s) to whom the Director has delegated such signatory power, within the limits of such power. In case the Company is managed by a Board of Directors, subject to the following, the Company will be bound towards third parties by the joint signatures of any two Directors as well as by the joint signatures or single signature of any person(s) to whom the Board of Directors has delegated such signatory power, within the limits of such power. Notwithstanding the above, if the sole shareholder or, as the case may be, the general meeting of shareholders has appointed one or several Class A Directors and one or several Class B Directors, the Company will be bound towards third parties only by the joint signatures of one Class A Director and one Class B Director, as well as by the joint signatures or single signature of any person(s) to whom the Board of Directors has delegated such signatory power, within the limits of such power. Article 16. Conflict of Interests The Directors shall observe the conflicts-of-interest procedure provided for by Article 441-7 of the Act. For the sake of clarity and insofar as permitted by the Act, no contract or transaction between the Company and another party shall be affected or invalidated based solely on the fact that one or more Directors, managers, partners, members, officers or employees of the Company have a personal interest in the contract or transaction or are duly authorised representatives of that other party. Unless otherwise provided herein, any Director or officer of the Company who serves as a director, manager, partner, member, officer or employee of any company or firm with which the Company contracts or otherwise engages in business shall not automatically be prevented from taking part in the deliberations and voting or acting on any matters with respect to such contract or other business. Article 17. Indemnification The Company shall indemnify any Director and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a Director of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor 5 and by which he is not entitled to be indemnified, except for such action, suit or procedure in relation to matters for which he shall be held liable for gross negligence or misconduct. In the event of a settlement, indemnification shall only be provided for matters where the Company has been advised by its legal counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not exclude other rights which the relevant person may be entitled to. Article 18. Audit Except if the Company's annual accounts are audited by an independent auditor in accordance with the requirements of the Act, the supervision of the operations of the Company shall be entrusted to one or more statutory auditors. The statutory auditors or, as the case may be, the independent auditor, shall be appointed by the sole shareholder or, as the case may be, by the general meeting of shareholders, which will determine the number of statutory auditors, if applicable, the remuneration of the statutory or independent auditor and the duration of their mandate which shall not exceed six years. The auditors will hold office until their successors are elected. They may be re-elected at the end of their term and they may be removed at any time, with or without cause, by a resolution of the sole shareholder or, as the case may be, of the general meeting of shareholders. CHAPTER IV. MEETINGS OF SHAREHOLDERS Article 19. Annual General Meeting The annual general meeting will be held at the registered office of the Company or at such other place as may be specified in the notice convening the meeting on the second Tuesday of the month of June of each year. If such day is not a business day in Luxembourg, the meeting will be held on the next following business day. Article 20. Other General Meetings of Shareholders If the Company is composed of one sole shareholder, the latter exercises the powers granted by the law to the general meeting of shareholders. The decisions of the sole shareholder shall be recorded in minutes. The Director or, as the case may be, the Board of Directors may convene other general meetings. Such meetings must be convened if shareholders representing at least one tenth of the Company's capital so require in writing with an indication of the agenda of the upcoming meeting. If the general meeting is not held within one month of the scheduled date, it may be convened by an agent designated by the judge presiding the Luxembourg District Court (Tribunal d'Arrondissement) dealing with commercial matters and hearing interim reliefmatters, upon the request of one or more shareholders representing the ten per cent threshold. General meetings of shareholders, including the annual general meeting, may be held abroad only if, in the discretionary opinion of the Director or, as the case may be, the Board of Directors, circumstances of force majeure so require. Article 21. Powers of the Meeting of Shareholders Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders. The general meeting of shareholders shall have the powers vested to it by the Act and by these Articles. Article 22. Procedure, Vote, Minutes The general meeting of shareholders will meet upon call by the Director or, as the case may be, by 6 the Board of Directors or the auditor(s) made in compliance with the Act and the present Articles. They are obliged to convene a general meeting of shareholders so that it is held within a period of one month, if shareholders representing one tenth of the capital so require in writing with an indication of the agenda. The notice sent to the shareholders in accordance with the Act will specify the date, time, place and agenda of the meeting. Shareholders representing at least one tenth of the Company's share capital may request in writing that additional items be included on the agenda of any general meeting. Such request shall be addressed to the registered office of the Company by registered letter at least five days before the date on which the general meeting shall be held. If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice. A shareholder may act at any meeting of shareholders by appointing in writing or by fax another person as his proxy who need not be a shareholder. One or several shareholders may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting. The Director or, as the case may be, the Board of Directors may determine all other conditions that must be fulfilled in order to take part in a general meeting of shareholders. One vote is attached to each share, except otherwise provided for by the Act. Any shareholder may cast his vote by correspondence. For such purpose, the shareholder may only use the voting forms provided by the Company. Any executed and filled in voting forms shall be delivered to the Company at its registered office either by hand with acknowledgment of receipt, by registered post or by special courier. Any voting form (formulaire) which is not signed by the relevant shareholder or its authorised representative(s), as applicable, and does not bear at least the following mentions or indications is to be considered null and void: • name and registered office and/or residence of the relevant shareholder; • total number of shares and, if applicable, number of shares of each class, held by the relevant shareholder in the share capital of the Company; • place, date and time of the general meeting to be held; • agenda of the general meeting to be held; • vote by the relevant shareholder indicating, with respect to each of the proposed resolutions, whether the relevant shareholder is abstaining, voting in favour of or against such proposed resolution; and • name and title of the authorised representative of the relevant shareholder, if applicable. Any voting form (formulaire) shall be received by the Company no later than 6 p.m., Luxembourg time, on the day which immediately precedes the day on which the general meeting shall be held and on which banks are generally open for business in the Grand Duchy of Luxembourg. Any voting form (formulaire) received by the Company after such deadline shall be disregarded. Any general meeting of shareholders shall be presided by the Chairman of the Board of Directors, or, in his absence, by any other person appointed by the general meeting of shareholders. 7

The chairman of the general meeting of shareholders shall appoint a secretary. The general meeting of shareholders shall appoint one or several scrutineer(s). The chairman of the general meeting of shareholders together with the secretary and the scrutineer(s) so appointed, form the bureau of the general meeting. An attendance list indicating the name of the shareholders, the number of shares held by them and, if applicable, the name of their representative, is drawn up and signed by the bureau of the general meeting of the shareholders or, as the case may be, their representatives. Except as otherwise required by the Act or by the present Articles, all resolutions passed by the shareholders will be taken by a simple majority of the votes cast irrespective of the number of shares present or represented at the meeting. For any resolution the purpose ofwhich is to amend the present Articles or the adoption ofwhich is subject by virtue of these Articles or, as the case may be, the Act, to the quorum and majority rules set for the amendment of the Articles, the quorum shall be at least one half of all the shares issued and outstanding. If the said quorum is not reached at a first meeting, a second meeting, with exactly the same agenda as for the first meeting, may be convened at which there shall be no quorum requirement. Except as otherwise required by the Act or by the present Articles, all resolutions the purpose of which is to amend the present Articles or the adoption of which is subject by virtue of these Articles or, as the case may be, the Act, to the quorum and majority rules set for the amendment of the Articles, must be taken by a two thirds majority of the votes cast. Article 23. Minutes of Shareholders Resolutions Minutes of the written decisions of the sole shareholder or, as the case may be, of the general meetings of shareholders shall be drawn up and signed by the sole shareholder or, as the case may be, by the bureau of the meeting. Copies or extracts of the minutes of the resolutions passed by the sole shareholder or, as the case may be, by the general meeting of shareholders shall be certified by the sole Director or, as the case may be, by the Chairman of the Board ofDirectors or by any two Directors. CHAPTER V. FINANCIAL YEAR, DISTRIBUTION OF PROFITS Article 24. Financial Year The Company's financial year begins on the first day of the month of January and ends on the last day of the month ofDecember every year. Article 25. Approval ofAnnual Accounts At the end of each financial year, the accounts are closed and the Director or, as the case may be, the Board of Directors, shall draw up the annual accounts of the Company in accordance with the Act and submit them to the auditor(s) for review and to the sole shareholder or, as the case may be, to the general meeting of shareholders for approval. Each shareholder or its/her/his representative may inspect the annual accounts at the registered office of the Company as provided for by the Act. Article 26. Allocation of Profits From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by the Act. That allocation will cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed share capital of the Company. The sole shareholder or, as the case may be, the general meeting of shareholders shall determine how the remainder of the annual net profits will be allocated. It may decide to allocate the whole or part of the remainder to absorb existing losses, if any, to put it into a reserve or a provision, to carry it forward to the next following financial year or to distribute it to the shareholder(s) as dividend. 8

Article 27. Interim Dividends The Director or, as the case may be, the Board of Directors are authorised to pay out interim dividends in accordance with the Act. CHAPTER VI. DISSOLUTION, LIQUIDATION OF THE COMPANY Article 28. Dissolution, Liquidation The Company may be dissolved by a decision of the sole shareholder or, as the case may be, of the general meeting of shareholders voting with the same quorum and majority as for the amendment of these Articles, unless otherwise provided for by the Act. Should the Company be dissolved, the liquidation will be carried out by one or more liquidators (who may be physical persons or legal entities) appointed by the sole shareholder or by the general meeting of shareholders, as the case may be, which will determine their powers and their compensation. After payment of all the outstanding debts of and charges against the Company, including taxes and expenses pertaining to the liquidation process, the remaining net assets of the Company shall be distributed equally to the shareholders pro rata to the number of the shares held by them. CHAPTERVII. APPLICABLE LAW Article 29. Applicable Law All matters not governed by these Articles shall be determined in accordance with the applicable law. SUIT LAVERSION FRANCAISE DU TEXTE QUI PRECEDE: CHAPITRE I. FORME, DENOMINATION SOCIALE, SIEGE, OBJET, DUREE Article l. Forme, Denomination Sociale II est fore par le(s) souscripteur(s) et toutes les personnes qui pourraient devenir detenteurs des actions emises ci-apres, une societe sous la forme d'une societe anonyme (la "Societe") regie par les lois du Grand-Duche de Luxembourg, notamment par la loi du 10 aodt 1915 concernant les societes commerciales, telle que modifiee (la "Loi"), par l'article 1832 du Code Civil, tel que modifie, ainsi que par les presents statuts (les "Statuts"). La Societe adopte la denomination "GOL Equity Finance". Article 2. Siege Social Le siege social de la Societe sera etabli a Luxembourg-Ville. L'Administrateur ou, le cas echeant, le Conseil d'Administration est autorise a transferer le siege social de la Societe au sein du GrandDuche de Luxembourg et a modifier cet article en consequence. Des succursales ou autres bureaux peuvent etre etablis soit au Grand-Duche de Luxembourg, soit a l'etranger par une decision de l'Administrateur ou, le cas echeant, du Conseil d'Administration. Au cas ou l'Administrateur ou, le cas echeant, le Conseil d'Administration estimerait que des evenements extraordinaires d'ordre politique, economique ou social sont de nature a compromettre l'activite normale de la societe au siege social ou la communication aisee avec ce siege ou entre ce siege et des personnes a l'etranger ou que de tels evenements sont imminents, il pourra transferer temporairement le siege social a l'etranger jusqu'a cessation complete de ces circonstances anormales. Ces mesures provisoires n'auront aucun effet sur la nationalite de la Societe, laquelle, nonobstant ce transfert provisoire du siege, restera regie par la loi du GrandDuche de Luxembourg. Article 3. Objet La Societe a pour objet la prise de participations directes ou indirectes et la detention de ces 9 participations, sous n'importe quelle forme, dans toutes entreprises luxembourgeoises ou etrangeres, ainsi que l'administration, la gestion et la mise en valeur de ces participations. Ceci inclut, mais n'est pas limite a l'investissement, l'acquisition, la vente, l'octroi ou l'emission de certificats de capital preferentiels, convertibles ou non en actions, pr@ts, obligations, garanties, reconnaissances de dettes et autres formes de dettes, actions, bans de souscriptions et autres instruments de capital ou droits, incluant sans limitation, des parts de capital social, participations dans une association (limited partnership), participations dans une societe a responsabilite limitee (limited liability company), parts preferentielles, valeurs mobilieres et swaps, et toute combinaison de ce qui precede, qu'ils soient facilement realisables ou non, ainsi que des engagements (incluant mais non limite a des engagements relatives a des valeurs synthetiques) de societes, entites ou autres personnes juridiques de tout type. La Societe peut accorder des gages, garanties, privileges, hypotheques et toute autre forme de suretes ainsi que toute forme d'indemnites, a des entites luxembourgeoises ou etrangeres, en relation avec ses propres obligations et dettes. La Societe peut accorder toute forme d'assistance (incluant mais non limite a l'octroi d'avances, pr@ts, depots d'argent et credits ainsi que l'octroi de gages, garanties, privileges, hypotheques et toute autre forme de suretes, de toute sorte et forme) aux filiales de la Societe. De maniere plus occasionnelle, la Societe peut accorder le meme type d'assistance aux societes qui font partie du meme groupe de societes que la Societe ou a des tiers, sous condition que cela tombe dans l'interet social et sans engendrer une obligation d'une autorisation specifique. D'une maniere generale, la Societe peut effectuer toute operation commerciale, industrielle ou financiere et s'engager dans toute autre activite qu'elle jugera necessaire, conseillee, appropriee, incidente a ou non contradictoire avec l'accomplissement et le developpement de ce qui precede. Nonobstant ce qui precede, la Societe ne s'engagera dans aucune transaction qui entrainerait son engagement dans une quelconque activite qui serait consideree comme une activite reglementee ou qui requerrait de la Societe la possession de toute autre autorisation specifique. Article 4. Duree La Societe est constituee pour une duree illimitee. CHAPITRE II. CAPITAL SOCIAL, ACTIONS Article 5. Capital Social Le capital social de la Societe est fixe a trente-sept mille deux cent vingt-sept dollars americains (USD 37.227) divise en trente-sept mille deux cent vingt-sept (37.227) actions ayant une valeur nominale d'un dollar americain (USD 1) chacune. En plus du capital social, un compte de prime d'emission peut etre etabli auquel toutes les primes payees sur une action en plus de la valeur nominale seront transferees. L'avoir de ce compte de primes peut etre utilise pour payer les actions que la Societe pourrait racheter des actionnaires, pour compenser des pertes nettes realisees, pour effectuer des distributions aux actionnaires, ou pour etre affect a la reserve legale. Article 6. Actions Chaque action sera et restera sous forme nominate. Un registre des actions sera tenu au siege social de la Societe, ou il sera disponible pour consultation par chaque actionnaire. Ce registre contiendra toute information exigee par l'Article 430-3 de la Loi. Chaque actionnaire notifiera a la Societe tout changement d'adresse par voie de lettre recommandee. La Societe pourra se prevaloir de la derniere adresse ainsi communiquee. IO

La propriete des actions nominatives resultera de leur enregistrement dans ledit registre. Les cessions d'actions se realiseront par leur enregistrement dans le registre des actions, date et signe par le cedant et le cessionnaire, ou par tout representant dament autorise par eux ou par la Societe. Les actionnaires peuvent demander a la Societe d'emettre et de delivrer des certificats detaillant leur participation, lequel certificat devra etre signe par l'Administrateur unique ou, si la Societe est geree par un Conseil d'Administration, par deux administrateurs. Chaque action est indivisible a l'egard de la Societe. Les proprietaires indivis d'actions sont tenus de se faire representer aupres de la Societe par un mandataire commun nomme ou non parmi eux. La Societe a le droit de suspendre l'exercice de tous les droits attaches a l'action concernee et ce jusqu'a la nomination d'un mandataire commun. Article 7. Paiement des Actions Les paiements sur les actions non entierement liberes a la date de la souscription devront etre effectues au moment et selon les conditions qui seront fixees de periodiquement par l'Administrateur ou, le cas echeant par le Conseil d'Administration, conformement a la Loi. Toute somme appelee sur les actions sera prelevee egalement sur toutes les actions non encore liberees. Article 8. Augmentation et Reduction du Capital Social Le capital social souscrit de la Societe peut etre augment ou reduit, en une ou en plusieurs fois, par resolution de l'actionnaire unique ou, le cas echeant, de l'assemblee generale des actionnaires votant aux conditions de quorum et de majorite determinees par ces Statuts ou, le cas echeant, par la Loi pour toute modification des statuts. Les nouvelles actions devant etre souscrites par un apport en especes seront proposees par preference aux actionnaires existants, au prorata de la part de capital detenue par ces actionnaires. Le Conseil d'Administration determinera le delai dans lequel le droit preferentiel de souscription devra etre exerce. Ce delai ne pourra pas etre inferieur a trente jours. Nonobstant ce qui precede, l'actionnaire unique ou, le cas echeant, l'assemblee generale des actionnaires, votant aux conditions de quorum et de majorite requises pour toute modification des Statuts pourra limiter ou revoquer le droit preferentiel de souscription, ou autoriser l'Administrateur ou, le cas echeant, le Conseil d'Administration d'agir ainsi conformement a la Loi. Article 9. Acquisition d'Actions Propres La Societe peut acquerir ses propres actions. L'acquisition et la detention de ses propres actions se fera en conformite a et dans les limites definies par la Loi. CHAPITRE III. GERANCE, COMMISSAIRES AUX COMPTES Article 10.Conseil d'Administration Dans le cas ou la Societe est composee d'un actionnaire unique, celui-ci pourra nommer un seul administrateur (l"'Administrateur"). Un actionnaire unique pourra toutefois choisir de designer un conseil d'administration (le "Conseil d'Administration") compose d'au moins trois membres. Si la Societe est composee de plusieurs actionnaires, elle devra etre geree par un Conseil d'Administration compose d'au moins trois membres qui ne devront pas etre des actionnaires. L'/Les Administrateur(s) est/sont nomme(s) par l'actionnaire unique ou, le cas echeant, par l'assemblee generale des actionnaires, qui fixe leur nombre, leur remuneration et la duree de leur mandat, qui n'excedera pas six ans. L'/Les Administrateur(s) restera/resteront en fonction jusqu'a la nomination de leur successeur. II(s) peut/peuvent etre renomme(s) a la fin de leur mandat et 11 peut/peuvent etre revoque(s) a tout moment, avec ou sans motif, par une decision de l'actionnaire unique ou, le cas echeant, de l'assemblee des actionnaires. Si une personne morale est nommee aux fonctions d'Administrateur, il devra designer une personne physique pour exercer ses fonctions et agir au nom et pour le compte de la personne morale. En cas de vacance au Conseil d'Administration, si applicable, l'/les Administrateur(s) restant(s) pourra/pourront se reunir et elire un administrateur pour remplir ce poste vacant a titre provisoire jusqu'a la prochaine assemblee generale des actionnaires. L'/Le(s) Administrateur(s) ne revelera/reveleront pas, y compris apres le terme de leur mandat, les informations concernant la Societe dont la revelation pourrait porter prejudice aux interets de la Societe, excepte lorsqu'une telle revelation est obligatoire selon la loi ou d'interet public. Article 11. Reunions du Conseil d'Administration Si la Societe est composee d'un seul Administrateur, ce dernier exercera le pouvoir qui est octroye par la Loi au Conseil d'Administration. Le Conseil d'Administration choisira parmi ses membres un president (le "President"). II pourra egalement choisir un secretaire qui n'a pas besoin d'etre Administrateur et qui sera responsable des proces-verbaux des reunions du Conseil d'Administration et des assemblees des actionnaires. Le Conseil d'Administration se reunira sur convocation du President. Une reunion du Conseil d'Administration devra etre convoquee si deux Administrateurs le requierent. Le President presidera toutes les reunions du Conseil d'Administration. En son absence, le Conseil d'Administration designera un autre Administrateur comme president pro tempore a la majorite des personnes presentes ou representees lors d'une telle reunion. Sauf en cas d'urgence ou avec l'accord prealable de toutes les personnes autorisees a participer, une convocation ecrite de toute reunion du Conseil d'administration sera donnee avec un preavis d'au mains vingt-quatre heures. La convocation indiquera le lieu, la date et l'heure de la reunion et en contiendra l'ordre du jour. II pourra etre pass outre cette convocation avec l'accord ecrit unanime de tous les Administrateurs ou autrement. Une convocation speciale ne sera pas requise pour les reunions se tenant a une date et a un endroit determines dans un calendrier prealablement adopte par le Conseil d'Administration. Toute reunion du Conseil d'administration se tiendra a Luxembourg ou a tout autre endroit indique dans la convocation. Tout Administrateur pourra se faire representer aux reunions du Conseil d'Administration en designant par ecrit un autre Administrateur comme son mandataire. Le quorum du Conseil d'Administration est atteint par la presence ou la representation d'une majorite d'Administrateurs en fonction. Les decisions sont prises a la majorite des votes des Administrateurs presents ou representes a la reunion. Chaque Administrateur a une voix. En cas de parite des votes, le President a une voix preponderante. Un ou plusieurs Administrateurs peuvent participer a une reunion par conference telephonique, videoconference ou tout moyen de telecommunication similaire permettant a plusieurs personnes y participant de communiquer simultanement l'une avec l'autre. De telles participations doivent etre considerees comme equivalentes a une presence physique a la reunion. Une decision ecrite par voie circulaire signee par tous les Administrateurs est reguliere et valable comme si elle avait ete adoptee a une reunion du Conseil d'Administration, dament convoquee et tenue. Une telle decision pourra etre documentee par un ou plusieurs ecrits separes ayant le m@me contenu, signes chacun par un ou plusieurs Administrateurs. 12

Article 12. Proces-verbaux du Conseil d'Administration Les proces-verbaux de la reunion du Conseil d'Administration ou, le cas echeant, les decisions ecrites de l'Administrateur unique, doivent etre etablis par ecrit et signes par tous les Administrateurs presents ou representes a la reunion ou, le cas echant, par l'Administrateur unique de la Societe. Toutes les procurations y seront annexes. Les copies ou les extraits de ceux-ci doivent etre certifiees par l'Administrateur unique ou le cas echeant, par le President du Conseil d'Administration ou, le cas echeant, par deux Administrateurs. Article 13. Pouvoirs generaux des Administrateurs L'Administrateur unique ou, le cas echeant, le Conseil d'Administration est investi des pouvoirs les plus etendus pour agir au nom et pour le compte de la Societe et pour accomplir et autoriser tous les actes d'administration ou de disposition necessaires ou utiles pour la realisation de l'objet social de la Societe. Tous les pouvoirs qui ne sont pas expressement reserves par la Loi ou par les presents Statuts a l'actionnaire unique ou, le cas echeant, a l'assemblee generale des actionnaires sont de la competence de l'Administrateur unique ou, le cas echeant, du Conseil d'Administration. Article 14. Delegation de Pouvoirs L'Administrateur ou, le cas echeant, le Conseil d'Administration peut deleguer ses pouvoirs relatifs a la conduite de la gestion et des affaires journalieres de la Societe a un ou plusieurs membres du Conseil d'Administration ou a une ou plusieurs autres personnes qui peuvent ne pas etre un Administrateur ou un Actionnaire de la Societe, agissant seul ou ensemble, selon les conditions et les pouvoirs determines par l'Administrateur ou, le cas echeant, par le Conseil d'Administration. Lorsque la Societe est geree par un Conseil d'Administration, la delegation de la gestion journaliere a un membre du Conseil d'Administration comprend l'obligation pour le Conseil d'Administration de reporter chaque annee a l'assemblee generale des actionnaires le salaire, les honoraires, et tout avantage accorde au delegue. L'Administrateur ou, le cas echeant, le Conseil d'Administration peut aussi conferer certains pouvoirs et/ou mandats speciaux a un ou plusieurs membres du Conseil d'Administration ou a toute autre personne, qui n'a pas besoin d'etre Administrateur ou Actionnaire de la Societe, agissant seul ou ensemble, selon les termes et avec les pouvoirs tels que determines par le Conseil d'Administration. L'Administrateur ou, le cas echeant, le Conseil d'Administration peut aussi nommer un ou plusieurs comites consultatifs et determiner leur composition et leur objet. Article 15. Representation de la Societe En cas de nomination d'un Administrateur unique, la Societe sera engagee a l'egard des tiers par la signature individuelle de cet Administrateur, ainsi que par les signatures conjointes ou la signature unique de toute personne a qui l'Administrateur a delegue un tel pouvoir de signature, dans les limites d'un tel pouvoir. Dans le cas ou la Societe est geree par un Conseil d'Administration et sous reserve de ce qui suit, la Societe sera engagee vis-a-vis des tiers par les signatures conjointes de deux Administrateurs ainsi que par la signature unique de toute personne a qui le Conseil d'Administration a delegue un tel pouvoir de signature, dans les limites d'un tel pouvoir. Nonobstant ce qui precede, si un ou plusieurs Administrateurs de Classe A et un ou plusieurs Administrateurs de Classe B sont nommes par l'actionnaire unique ou, le cas echeant, le Conseil d'Administration, la Societe ne sera engagee aupres des tiers que sur signature conjointe d'un Administrateur de Classe A et un Administrateur de Classe B, ainsi que par la signature conjointe ou individuel de toute personne a qui le Conseil d'Administration ait accorde un tel 13 pouvoir, et dans les limites d'un tel pouvoir. Article 16. Conflit d'inter@ts Les Administrateurs devront observer la procedure applicable aux conflits d'inter@ts telle que prevue a l'Article 441-7 de la Loi. Pour eviter toute equivoque et dans la limite permise par la Loi, aucun contrat ou transaction entre la Societe et une autre partie ne sera affecte ou invalide par le simple fait qu'un ou plusieurs Administrateurs, actionnaires, membres, dirigeants ou salaries de la Societe auraient un interet personnel dans ledit contrat ou ladite transaction, ou s'il est un representant dament autorise de l'autre partie concernee. Sauf dispositions contraires des presents Statuts, tout Administrateur ou dirigeant qui agit en tant qu'Administrateur, gerant, associe, actionnaire, dirigeant ou salarie pour le compte d'une autre societe ou firme avec laquelle la Societe contractera ou entrera autrement en relations d'affaires, ne sera pas, pour ce seul motif, automatiquement empeche de prendre part aux deliberations et de voter ou d'agir en ce qui concemne toutes operations relatives a un tel contrat ou transaction. Article 17. lndemnisation La Societe doit indemniser tout Administrateur et ses heritiers, executeurs et administrateurs testamentaires, de ses depenses raisonnables en relation avec toute action, proces ou procedure a laquelle il a pu etre partie en raison de sa fonction passee ou actuelle de Administrateur, ou, a la demande de la Societe, de toute autre societe dans laquelle la Societe est Actionnaire ou creanciere et par laquelle il n'est pas autorise a etre indemnise, excepte en relation avec les affaires pour lesquelles il est finalement declare dans de telles actions, proces et procedures responsable d'une grosse negligence ou d'une faute grave. En cas de rglement amiable d'un conflit, des indemnites doivent etre accordees uniquement dans les matieres en relation avec le reglement amiable du conflit pour lesquelles, selon le conseiller juridique de la Societe, la personne indemnisee n'a pas commis une telle violation de ses obligations. Le droit a indemnite ci-avant n'exclut pas d'autres droits que la personne concernee pourrait revendiquer. Article 18. Audit Sauf si les comptes annuels de la Societe sont audites par un reviseur d'entreprises independant conformement aux obligations de la Loi, le controle des operations de la Societe doit etre confie a un ou plusieurs cornmissaires aux comptes. Les commissaires aux comptes ou, le cas echeant, le reviseur d'entreprises independant seront nommes par decision de l'actionnaire unique ou, le cas echeant, par l'assemblee generale des actionnaires, selon le cas, qui determinera leur remuneration et la duree de leur mandat. Les commissaires aux comptes resteront en fonction jusqu'a ce que leurs successeurs soient elus. Ils sont reeligibles a la fin de leur mandat et ils peuvent etre revoques a tout moment, avec ou sans motif, par decision de l'actionnaire unique ou, le cas echeant, de l'assemblee generale des actionnaires. CHAPITRE IV. ASSEMBLEE GENERALE DES ACTIONNAIRES Article 19. Assemblee Generale des Actionnaires L'assemblee generale annuelle sera tenue au siege social de la Societe ou a un autre endroit tel qu'indique dans la convocation de l'assemblee le deuxieme mardi du mois de juin de chaque annee. Si ce jour est un jour ferie au Luxembourg, l'assemblee se tiendra le premier jour ouvrable suivant. Article 20. Autres Assemblees Generales des Actionnaires Si la Societe ne compte qu'un seul actionnaire unique, ce dernier exerce les pouvoirs accordes 14 par la Loi a l'assemblee generale des actionnaires. Les decisions de l'actionnaire unique doivent etre enregistrees dans un proces-verbal. L'Administrateur ou, le cas echeant, le Conseil d'Administration peut convoquer d'autres assemblees generales. De telles assemblees doivent etre convoquees si les actionnaires representant au moins un dixieme du capital social de la Societe le requierent par ecrit avec indication de l'ordre du jour de la reunion prevue. Si l'assemblee generale n'est pas tenue dans le mois suivant la date prevue, elle peut etre convoquee par un agent design€ par le juge presidant le Tribunal d'Arrondissement, section des affaires commerciales et statuant en refere, et ce a la requete d'un ou plusieurs actionnaires representant le quota des dix pour cent. Les assemblees generales des actionnaires, y compris l'assemblee generale annuelle, peuvent se tenir a l'etranger seulement si, a l'avis discretionnaire de l'Administrateur ou, le cas echeant, du Conseil d'Administration, des circonstances de force majeure l'exigent. Article 21. Pouvoirs de l'Assemblee Generale Toute assemblee generale des actionnaires regulierement constituee represente l'ensemble des actionnaires. L'assemblee generale des actionnaires exerce les pouvoirs qui lui sont attribues par la Loi et les presents Statuts. Article 22. Procedure, Vote L'actionnaire unique ou, le cas echeant, l'assemblee generale des actionnaires se reunit sur convocation de l'Administrateur ou, le cas echeant, du Conseil d'Administration, ou du commissaire aux comptes en conformite avec la Loi et les presents Statuts. Ils sont obliges de convoquer une assemblee generale des actionnaires de facon qu'elle soit tenue dans le delai d'un mois, lorsque les actionnaires representant un dixieme du capital social les en requierent par une demande ecrite, indiquant l'ordre dujour. La convocation envoyee aux actionnaires en conformite avec la Loi, specifiera la date, l'heure, l'endroit et l'ordre du jour de la reunion. Les actionnaires representant un minimum de dix pour cent du capital social de la societe peuvent demander par ecrit que des points supplementaires soient ajoutes a l'ordre du jour de toute assemblee generale. Une telle requete doit etre adressee au siege social de la Societe par courrier recommande au moins cinq jours avant la date a laquelle l'assemblee generale doit etre tenue. Si tous les actionnaires sont presents ou representes a l'assemblee generale des actionnaires et declarent avoir eu connaissance de l'ordre du jour de l'assemblee, l'assemblee pourra etre tenue sans convocation prealable. Tout actionnaire peut prendre part aux assemblees en designant par ecrit ou par telecopieur un mandataire, lequel peut ne pas etre actionnaire. Un ou plusieurs actionnaires peuvent participer a une assemblee par conference telephonique, par videoconference ou par tout moyen de telecommunication similaire permettant a plusieurs personnes y participant de communiquer simultanement l'une avec l'autre. De telles participations doivent etre considerees comme equivalentes a une presence physique a l'assemblee. L'Administrateur ou, le cas echeant, le Conseil d'Administration peut determiner toutes les autres conditions devant etre remplies pour la participation a l'assemblee generale des actionnaires. Un vote est attache a chaque action, sauf autrement prevu par la Loi. Chaque actionnaire peut voter par correspondance. Pour ce faire, l'actionnaire ne peut utiliser que les formulaires de vote fourni par la Societe. 15

Chaque formulaire de vote signe et rempli doit etre delivre au siege social de la Societe soit manuellement avec accuse de reception, soit par courier recommande soit par coursier. Tout formulaire de vote qui n'est pas signe par l'actionnaire concern ou son/ses representant(s) autorise(s) selon le cas, et qui ne comporte pas au moins les mentions et indications suivantes doit etre considere comme nul et non avenu: • Le nom et siege social et/ou la residence de l'actionnaire concerne; • Le nombre d'actions et, le cas echeant, le nombre d'actions de chaque classe detenu par l'actionnaire concerne dans le capital social de la Societe; • Le lieu, la date et l'heure de l'assemblee generale devant se tenir; • L'ordre du jour de l'assemblee generale devant se tenir; • Le vote par l'actionnaire concern€ indiquant, pour chacune des resolutions proposees, si l'actionnaire conceme s'abstient, vote en faveur ou contre une telle proposition concernee; et • Le nom et le titre du representant autorise de l'actionnaire concemne, si applicable. Chaque formulaire de vote doit etre recu par la Societe au plus tard a 18 heures, heure de Luxembourg, au jour qui precede immediatement le jour auquel l'assemblee generale doit etre tenue et auquel les banques sont generalement ouvertes pour les affaires au Grand-Duche de Luxembourg. Tout formulaire de vote recu apres cette date limite ne peut etre considere. Toute assemblee generale des actionnaires doit etre presidee par le president du Conseil d'Administration ou, en son absence, par toute autre personne nommee par l'assemblee generale des actionnaires. Le president de l'assemblee des actionnaires doit nommer un secretaire. L'assemble generale des actionnaires doit nommer un ou plusieurs scrutateurs. Le president de l'assemblee generale des actionnaires ensemble avec le secretaire et le(s) scrutateur(s) nommes forment le bureau de l'assemblee generale. Une liste de presence indiquant le nom des Actionnaires, le nombre de actions detenues par eux et, si possible, le nom de leur representant, est dressee et signee par le bureau de l'assemblee generale des actionnaires ou, le cas echeant, leurs representants. Sauf autrement prevu par la Loi ou par les presents Statuts, toute resolution des actionnaires sera prise par une majorite simple des votes emis sans egard au nombre de voix presentes ou representees a l'assemblee. Pour toute resolution dont l'objet est la modification des presents Statuts ou dont l'adoption est en vertu des presents Articles, ou le cas echeant, de la Loi aux regles de quorum et de majorite determinees pour la modification des Articles, le quorum doit atteindre au moins la moitie des actions emises et en circulation. Si un tel quorum n'est pas atteint a une premiere assemblee, une deuxieme assemblee, avec exactement le meme ordre du jour que celui de la premiere assemblee, peut etre convoquee sans exigence de quorum. Sauf disposition contraire de la Loi ou par les presents Statuts, toute resolution dont l'objet est de modifier les presents Statuts ou dont l'adoption est en vertu des presents articles ou, le cas echant, par la Loi aux regles de quorum et de majorite determinee pour la modification des Statuts, doit etre prise a une majorite de deux tiers des votes emis. Article 23. Proces-verbaux des resolutions des Actionnaires Les proces-verbaux des decisions ecrites de l'actionnaire unique ou, le cas echeant, des assemblees generales des actionnaires doivent etre etablies par ecrit et signees par le seul Actionnaire ou, le cas echeant, par le bureau de l'assemblee. 16

Les copies ou les extraits des proces-verbaux de l'actionnaire unique ou, le cas echeant, de l'assemblee des actionnaires doivent etre certifiees par l'Administrateur unique ou, le cas echeant, par le President du Conseil d' Administration ou par deux Administrateurs. CHAPITRE V. ANNEE SOCIALE, REPARTITION DES BENEFICES Article 24. Annee Sociale L'annee sociale de la Societe commence le premier jour du mois de janvier et finit le dernier jour du mois de decembre de chaque annee. Article 25. Approbation des Comptes Annuels A la fin de chaque annee sociale, les comptes sont arretes et l'Administrateur ou, le cas echeant, le Conseil d'Administration dresse les comptes annuels de la Societe conformement a la loi et les soumet, le cas echeant, au commissaire aux comptes ou, le cas echeant, au reviseur d'entreprises independant, pour revision et a l'actionnaire unique ou, le cas echeant, a l'assemblee generale des actionnaires pour approbation. Tout actionnaire ou son mandataire peut prendre connaissance des comptes annuels au siege social de la Societe conformement aux dispositions de la Loi. Article 6. Affectation des Benefices Sur les benefices nets de la Societe il sera preleve cinq pour cent (5%) pour la formation d'un fonds de reserve legale. Ce prelevement cesse d'etre obligatoire lorsque et aussi longtemps que la reserve legale atteindra dix pour cent (10%) du capital social souscrit de la Societe. L'actionnaire unique ou, le cas echeant, l'assemblee generale des actionnaires decide de l'affectation du solde des benefices annuels nets. Elle peut decider de verser la totalite ou une part du solde pour absorber des pertes, s'il y en a, de le verser sur un compte de reserve ou de provision, de le reporter a nouveau sur l'annee financiere suivante ou de le distribuer a l'/aux actionnaire(s) comme dividendes. Article 27. Dividendes Interimaires L'Administrateur unique ou, le cas echeant, le Conseil d'Administration est autorise a verser des acomptes sur dividendes conformement a la Loi. CHAPITRE VI. Dissolution, Liquidation Article 28. Dissolution, Liquidation La Societe peut etre dissoute par une decision de l'actionnaire unique ou, le cas echeant, de l'assemblee generale des actionnaires deliberant aux memes conditions de quorum et de majorite que celles exigees pour la modification des Statuts, sauf dispositions contraires de la Loi. En cas de dissolution de la Societe, la liquidation s'effectuera par les soins d'un ou de plusieurs liquidateurs (personnes physiques ou morales), nommes par l'actionnaire unique ou, le cas echeant, par l'assemblee generale des actionnaires qui determinera leurs pouvoirs et leurs emoluments. Apres paiement de toutes les dettes et charges de la Societe, tous les taxes et frais de liquidation compris, l'actif net restant sera reparti equitablement entre tous les actionnaires au prorata du nombre d'actions qu'ils detiennent. CHAPITRE VII. LOI APPLICABLE Article 29. Loi Applicable Toutes les matieres qui ne sont pas regies par les presents Statuts seront reglees conformement a la Loi. POUR STATUTS CONFORMES AU 05 DECEMBRE 2018. 17